Exhibit 10.45

TIER III

THE NEIMAN MARCUS GROUP, INC.
EXECUTIVE
CHANGE OF CONTROL SEVERANCE PLAN

THIS EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN, made and executed at Dallas, Texas, by THE NEIMAN MARCUS GROUP, INC., a Delaware corporation, is being established to provide for the payment of severance benefits to certain of its eligible employees.

Section 1.               Definitions.  Unless the context clearly indicates otherwise, when used in this Plan:

(a)           “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)           “Base Salary” means Executive’s annual rate of base salary in effect on the date in question, determined prior to reduction for any employee-elected salary reduction contributions made to an Employer-sponsored non-qualified deferred compensation plan or an Employer-sponsored plan pursuant to Section 401(k) or 125 of the Internal Revenue Code, and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

(c)           “Board” means the board of directors of the Company.

(d)           “Bonus” means the amount payable to Executive under the Company’s applicable annual incentive bonus plan with respect to a fiscal year of the Company.

(e)           “Cause” means

(1)           the willful and continued failure by Executive to substantially perform duties consistent with Executive’s position with the Company (other than any such failure resulting from incapacity due to physical or mental illness or termination by Executive for Good Reason), after a demand for substantial performance is delivered to Executive by the Board, together with a copy of the resolution of the Board that specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, which resolution must be passed by at least 2/3 of the entire Board at a meeting called for the purpose and after an opportunity for Executive and Executive’s counsel to be heard by the Board, and Executive has failed to resume substantial performance of Executive’s duties on a continuous basis within 14 days of receiving such demand;

(2)           the willful engaging by Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, as set forth in a resolution of the Board, which resolution must be passed by at least 2/3 of the entire Board at a meeting called for the purpose and after an opportunity for Executive and Executive’s counsel to be heard by the Board; or

(3)           Executive’s conviction of a felony, or conviction of a misdemeanor involving assets of the Company.

For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

(f)            “Change of Control” means, and shall be deemed to have occurred:

(1)           upon the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation that would result in the stockholders of the Company immediately prior thereto owning voting securities immediately thereafter (either by the securities such stockholders owned immediately prior thereto remaining outstanding or by the securities such stockholders owned immediately prior thereto being converted into voting securities of the surviving entity) representing more than 50% of the combined voting power of the voting securities of the Company, the acquiring entity or such surviving entity, as the case may be, outstanding immediately after such merger or consolidation;

(2)           if any person or group (as used in Section 13(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 40% of (a) the shares of the Company’s Class B Common Stock then outstanding or (b) the combined voting power (other than in the election of directors) of all voting securities of the Company then outstanding;

(3)           if, during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board, and any director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than death or disability) to constitute at least a majority thereof; or

(4)           upon the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly-owned subsidiary.

(g)           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h)           “Code” means the Internal Revenue Code of 1986, as amended.

(i)            “Committee” means the committee designated pursuant to Section 7 to administer this Plan.

(j)            “Company” means The Neiman Marcus Group, Inc., a Delaware corporation and, after a Change of Control, any successor or successors thereto.

(k)           “Eligible Executive” means an Executive whose employment with Executive’s Employer (i) is involuntarily terminated by the Employer for any reason other than Cause (A) in connection with or in anticipation of a Change of Control at the request of, or upon the initiative of, the buyer in the Change of Control transaction (an “Anticipatory Termination”), but only if an anticipated Change of Control actually occurs during the period in which this Plan is effective (in which case Executive’s date of termination shall be deemed to have occurred immediately following the Change of Control) or (B) during the two-year period beginning on the effective date of a Change of Control, or (ii) terminates during the two-year period beginning on the effective date of a Change of Control on account of such Executive’s resignation for Good Reason within six months from the date the Executive first becomes aware of the existence of Good Reason; provided, however, that the employment of an Executive shall not be considered to have been “involuntarily terminated” in any of the following circumstances:

(1)           if an Executive’s employment with an Employer is terminated by reason of a transfer to the employ of another Employer or an Affiliate,

(2)           if an Executive’s employment with an Employer is terminated by reason of a transfer to the employ of another entity into which the Employer is merged or otherwise consolidated; provided such entity adopts this Plan,

(3)           if an Executive’s employment with an Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time or the absence at such time of an available position for which the Executive is qualified,

(4)           if an Executive’s employment with an Employer is terminated in connection with the sale of stock or the sale or lease by such Employer of all or part of its assets if (i) such Employer determines in its sole discretion that either (A) in connection with such sale or lease such Executive was offered employment for a comparable position at a comparable salary, annual bonus opportunity and employee benefits with the purchaser or lessee, as the case may be, of the Employer’s stock or assets or (B) such Executive voluntarily elected not to participate in the selection process for such employment and (ii) the purchaser or lessee adopts this Plan,

(5)           if an Executive resigns from employment with an Employer under circumstances that do not constitute Good Reason, and

(6)           if Executive’s employment is terminated due to a death or Total Disability.

(l)            “Employer” means the Company and any other Affiliate of the Company which adopts this Plan with the consent of the Board.

(m)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)           “Executive” means an employee of an Employer as of the date of a Change of Control who is listed on Schedule A attached hereto.

(o)           “Good Reason” means any of the following actions on or after a Change of Control, without Executive’s express prior written approval, other than due to Executive’s Total Disability or death:

(1)           any decrease in, or any failure to increase in accordance with an agreement between Executive and the Company or any of its Subsidiaries, Base Salary or Target Bonus;

(2)           any material diminution in the aggregate employee benefits afforded to the Executive immediately prior to the Change of Control; for this purpose employee benefits shall include, but not be limited to pension benefits, life insurance and medical and disability benefits (excluding, for the avoidance of doubt, the Company’s termination of the Plan in accordance with, and subject to, the provisions of Section 9 of the Plan);

(3)           any diminution in Executive’s title or primary reporting relationship, or substantial diminution in duties or responsibilities; provided, however, that no such diminution or substantial diminution, as applicable, shall be deemed to occur (a) solely as a result of (x) the Company ceasing to be a publicly held corporation or (y) the Company becoming a subsidiary or division of another entity, provided that (A) such subsidiary or division continues to represent substantially all of the business operations of the Company as in effect immediately prior to the Change of Control and (B) the Executive does not suffer a diminution in title or primary reporting relationship or substantial diminution in duties or responsibilities with respect to such subsidiary or division relative to his or her title, primary reporting relationship or duties or responsibilities with the Company immediately prior to such Change of Control or (b) as a result of a diminution in connection with a corporate or management reorganization or restructuring which similarly affects a substantial percentage of other Company executives with similar responsibility levels at the Company;

(4)           any relocation of Executive’s principal place of business of 50 miles or more, other than normal travel consistent with past practice, or any requirement that Executive engage in excessive business-related travel in a manner inconsistent with past practice in any material respect; or

(5)           the failure of any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company in connection with any Change of Control, by agreement in writing in form and substance reasonably satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Plan, or the Confidentiality, Non-Competition and Termination Benefits Agreement or any other employment agreement to which the Company and Executive are party, in each case, which remains in effect as of immediately prior to such Change of Control, in the same manner and to the same extent that the Company would be required to perform any such agreement if no such succession or assignment had taken place.

Executive shall have six months from the time Executive first becomes aware of the existence of Good Reason to resign for Good Reason.

(p)           “Plan” means THE NEIMAN MARCUS GROUP, INC. EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN as in effect from time to time.

(q)           “Plan Year” means the calendar year.

(r)            “Release” means a release to be signed by an Eligible Executive in such form as the Company shall determine, which shall, to the extent permitted by law, waive all claims and actions against the Employers and Affiliates and such other related parties and entities as the Company chooses to include in the release except for claims and actions for benefits provided under the terms of this Plan (which Release is not revoked by the Eligible Executive).

(s)           “Target Bonus” means the greater of (1) Executive’s target Bonus in effect on the date of the Change of Control or (2) Executive’s target Bonus in effect immediately prior to the event set forth in the notice of termination given in accordance with Section 13.

(t)            “Total Disability” “ means that, in the Company’s reasonable judgment, either (1) Executive has been unable to perform Executive’s duties because of a physical or mental impairment for 80% or more of the normal working days during six consecutive calendar months or 50% or more of the normal working days during 12 consecutive calendar months, or (2) Executive has become totally and permanently incapable of performing the usual duties of his employment with the Company on account of a physical or mental impairment.

Section 2.               Severance Benefits.  Each Eligible Executive who executes a Release at the time and in the manner prescribed by the Company (and who does not revoke such Release)

and who agrees to be subject to the restrictive covenants set forth on Exhibit A shall be entitled to the following:

(a)           Severance Pay.  Such an Eligible Executive shall be entitled to receive severance pay from his or her Employer in a lump sum amount equal to (i) 1.5 multiplied by the greater of the Eligible Executive’s Base Salary in effect (A) immediately prior to the date of the Change of Control or (B) immediately prior to the event set forth in the notice of termination given in accordance with Section 13, (ii) 1.5 multiplied by the Target Bonus and (iii) the Target Bonus multiplied by a fraction, the numerator of which shall equal the number of days the Eligible Executive was employed by the Eligible Executive’s Employer in the Employer fiscal year in which the Eligible Executive’s termination occurs and the denominator of which shall equal 365 (the “Bonus Fraction”); provided that if the effective date of the Eligible Executive’s termination occurs after more than 75% of the Company’s fiscal year has elapsed, then, if it is ultimately determined that the Bonus the Eligible Executive would have been entitled to receive for the fiscal year in which such termination occurs, determined based solely upon actual Employer performance for such fiscal year and excluding any qualitative performance criteria that would otherwise apply to such determination (i.e., assuming any qualitative or subjective performance requirements were satisfied in full) (the “Year-End Bonus”), is greater than the Target Bonus, within 15 business days following such determination (and in any event, no later than the date annual bonuses for such fiscal year are otherwise paid to active employees of the Employer), the Employer shall also pay the Eligible Executive an amount in cash equal to the excess of the Year-End Bonus over the Target Bonus multiplied by the Bonus Fraction.  In the event of an Anticipatory Termination, such Eligible Executive shall also be entitled to receive an amount equal to Executive’s Base Salary from the date of Executive’s termination through the date immediately following the Change of Control and any Bonus for the previously completed fiscal year, if not previously paid due to Executive’s earlier termination of employment.

(b)           Medical, Dental and Life Insurance Benefit Continuation.  For 18 months following the Eligible Executive’s termination of employment (the “Welfare Continuation Period”), the Eligible Executive and such Eligible Executive’s spouse and dependents (each as defined under the applicable program) shall receive the following benefits: (i) medical and dental insurance coverages at the same benefit level as provided to the Eligible Executive immediately prior to the Change of Control, for which the Company will (A) reimburse the Eligible Executive during the first 18 months of the Welfare Continuation Period or, if shorter, the period of actual COBRA continuation coverage received by the Eligible Executive during the Welfare Continuation Period, for the total amount of the monthly COBRA medical and dental insurance premiums payable by the Eligible Executive for such continued benefits (by reducing such premium obligations to zero) and (B) provide such coverage for any remaining portion of the Welfare Continuation Period at the same cost to the Eligible Executive as is generally provided to similarly situated active employees of the Company (provided, however, that if, during the Welfare Continuation Period, the Eligible Executive becomes employed by a new employer, continuing medical and dental coverage from the Company will become secondary to any coverage afforded by the new employer in which the Eligible Executive becomes enrolled); and (ii) life insurance coverage at the same benefit level as provided to the Eligible Executive immediately prior to the Change of Control and at the same cost to the Eligible Executive as is generally provided to similarly situated active employees of the Company (or if such coverage is no longer provided by the Company, then at the Executive’s cost immediately prior to the Change of Control).

(c)           Accrued Benefits.  Such Eligible Executive shall be entitled to receive any unpaid Base Salary through the date of such Eligible Executive’s termination, any Bonus earned but unpaid as of the date of such Eligible Executive’s termination for any previously completed fiscal year of the Company, and all compensation previously deferred by such Eligible Executive but not yet paid as well as the Company’s matching contribution with respect to such deferred compensation with respect to the year in which such termination of employment occurs and all accrued interest thereon.  In addition, such Eligible Executive shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by such Eligible Executive in accordance with Company policies prior to the date of such Eligible Executive’s termination.  Such Eligible Executive shall also receive such other benefits, if any, to which such Eligible Executive may be entitled pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy and as provided in Section 11.

(d)           Retirement Benefits.  As of the Termination Date, (i) such Eligible Executive, to the extent not then a participant in, shall be deemed a participant in, and to the extent not then vested, shall become fully vested in such Eligible Executive’s benefits under, The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan as in effect immediately prior to the Change of Control (the “SERP”) and (ii) such Eligible Executive shall become entitled to, and the Company shall pay such Eligible Executive a cash lump sum equal to the excess of:

(1) the Actuarial Equivalent of the single life annuity that would be payable to such Eligible Executive under the terms of the SERP based on the accrued benefit as of the Termination Date, after crediting such Eligible Executive with an additional number of years of service and age equal to the Severance Multiple beyond that accrued as of the Termination Date (subject, in each case, to the 25 maximum years of service limitation set forth in the SERP, as applicable) for purposes of eligibility for participation, eligibility for retirement, for early commencement of actuarial subsidies and for purposes of benefit accrual; over

(2) the Actuarial Equivalent of the single life annuity that would be payable to such Eligible Executive under the terms of SERP (assuming the Eligible Executive was fully vested therein) in accordance with its terms as in effect immediately prior to the Change of Control, based on the accrued benefit as of the Termination Date.

The Actuarial Equivalent shall be determined based upon the assumptions set forth in the NMG Retirement Plan (Basic Plan) and the benefit under this Section 3(d) shall be calculated in a manner consistent with the methodology and assumptions set forth in the illustrative example attached as Exhibit B.

(e)           Retiree Medical.  Following such Eligible Executive’s entitlement to continued active employee benefits pursuant to Section 2(b), if Executive was eligible for retiree medical benefits as of the Termination Date, using the eligibility criteria in effect immediately prior to the Change of Control, Executive shall be entitled to, and Company shall be required to provide, retiree medical coverage at the same benefit level and at the same cost to Executive as specified by the retiree medical plan in effect immediately prior to the Change of Control.

(f)            Outplacement.  For 18 months following such Eligible Executive’s termination of employment, the Company shall promptly pay (or, in the discretion of the Eligible Executive, reimburse the Eligible Executive for all reasonable expenses incurred) for professional outplacement services by Drake Beam Morin, Inc. or another comparable qualified consultant selected by the Company, but for no longer than the date the Eligible Executive first obtains full-time employment after the date of termination of employment.

(g)           Discount.  At all times from and following such Eligible Executive’s termination of employment, the Company shall provide to the Eligible Executive and the Eligible Executive’s spouse and dependents (each as defined under the Company’s applicable policies) all merchandise discounts available to the Company’s employees immediately prior to the Change of Control.

(h)           Equity Incentive Awards.  Any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity incentive award then held by such Eligible Executive shall, if not previously accelerated or waived pursuant to Section 3, be automatically accelerated or waived effective as of the effective date of such Eligible Executive’s termination of employment.

(i)            Restrictive Covenants.  In consideration of the provision of the foregoing benefits provided in this Section 2 and as otherwise set forth in the Plan, Executive hereby agrees to be bound by the restrictive covenants set forth in Exhibit A attached hereto.

Section 3.               Treatment of Equity Incentive Awards.  Upon the occurrence of a Change of Control during the period in which this Plan is effective, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity incentive award then held by the Eligible Executive shall be automatically accelerated or waived effective as of the date of the Change of Control; provided, however, that in the event any such outstanding equity incentive award is replaced as of the occurrence of the Change of Control by comparable types of awards of greater or at least substantially equivalent value, as determined in the sole discretion of the administrator of the equity incentive award plan under which the outstanding award was granted, no such automatic acceleration or waiver shall occur, except to the extent the administrator of the applicable equity incentive award plan, in its sole discretion, provides for such acceleration or waiver, or unless such acceleration or waiver is expressly provided for in connection with such replacement or under the terms of the applicable award agreement.

Section 4.               Form and Time of Payment.  The cash severance pay benefits payable to an Eligible Executive by his or her Employer under Section 2 shall be paid to such Eligible Executive in a single lump sum less applicable withholdings within the later of (i) 15 business days after the Eligible Executive’s date of termination or (ii) the expiration of the revocation period, if applicable, under the Release, except with respect to any additional bonus amount payable after such time period to the extent required pursuant to Section 2(a)(iii) above and except as provided pursuant to Section 5.

Section 5.               Tax Withholding and Deferral.  Each Employer shall withhold from any amount payable to an Eligible Executive pursuant to this Plan, and shall remit to the appropriate governmental authority, any income, employment or other tax the Employer is required by applicable law to so withhold from and remit on behalf of such Eligible Executive.  Notwithstanding any other provision of this Plan or certain compensation and benefit plans of the Employer, any payments or benefits due under this Plan or such Employer compensation and benefit plans upon or in connection with a termination of Executive’s employment shall be deferred and paid no earlier than six months following such termination of Executive’s employment, if, and only to the extent, required to comply with Section 409A of the Code.

Section 6.               Limitation of Certain Payments.

(a)           In the event the Employer determines, based upon the advice of the independent public accountants for the Employer, that part or all of the consideration, compensation or benefits to be paid to Executive under this Plan constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Employer), that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount.

(b)           If the determination made pursuant to clause (a) of this Section 6 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this Section 6, Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Employer in writing of his election within ten days of the determination of the reduction in payments.  If no such election is made by Executive within such ten-day period, the Employer may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election.  Within ten days following such determination and the elections hereunder, the Employer shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Plan and shall promptly pay to or distribute to or for the benefit of Executive in the future such amounts as become due to Executive pursuant to this Plan.

(c)           As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Employer which should not have been made under clause (a) of this Section 6 (“Overpayment”) or that additional payments which are not made by the Employer pursuant to clause (a) of this Section 6 should have been made (“Underpayment”).  In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by Executive to the Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Plan, any such Underpayment shall be promptly paid by the Employer to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

Section 7.               Plan Administration.  This Plan shall be administered by the Compensation Committee of the Board.  The Committee shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan.  The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan.  Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Committee to reconsider or redetermine such action.  The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts.  The Committee may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of the Plan.  All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Employer.

Section 8.               Claims Procedure.  If any person (hereinafter called the “Claimant”) feels he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Chairman of the Committee.  Within 60 days of the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit.  Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent Plan provisions, and advise the Claimant that he or she may, within 60 days of the receipt of such notice, request in writing to appear before the Committee or its designated representative for a hearing to review such denial.  Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed.  The final decision of the Committee with respect to the claim being reviewed shall be made within 60 days following the hearing thereon, and the Committee shall in writing notify the Claimant of its final decision, again specifying the reasons therefor and the pertinent Plan provisions upon which such decision is based.  The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

Section 9.               Plan Amendment and Termination.  The Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, by written document executed by its duly authorized representative and at any time to terminate this Plan; provided, however, that no such amendment or termination shall reduce the amount of severance pay payable under this Plan to a former Executive whose employment with an Employer terminated prior to the date of such amendment or termination, or defer the date for the payment of such former Executive’s benefit hereunder except as provided pursuant to Section 5, without the consent of such former Executive.  Any provision of this Plan to the contrary notwithstanding, any action to amend or terminate this Plan on or after the date on which a Change of Control occurs shall not be effective prior to the end of the two-year period beginning on the effective date of the Change of Control.

Section 10.             Nature of Plan and Rights.  This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Executive or former Executive.  Any payment which becomes due under this Plan to an Eligible Executive shall be made by his or her Employer out of its general assets, and the right of any Eligible Executive to receive a payment hereunder from his or her Employer shall be no greater than the right of any unsecured general creditor of such Employer.

Section 11.             Entire Agreement; Offset; Modification.

(a)           This Plan constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the payment of severance benefits upon a termination of employment in connection with or following a Change of Control.  Without limiting the generality of the preceding sentence, the payment of any amounts and provision of any benefits pursuant to Section 2 of this Plan shall be in lieu of and shall supersede Executive’s entitlement to payments or benefits pursuant to paragraph 1(a) of the Confidentiality, Non-Competition and Termination Benefits Agreement between Executive and the Company (to the extent such agreement is currently in effect).  In all other respects, any such Confidentiality, Non-Competition and Termination Benefits Agreement shall remain in full force and effect, including with respect to any amounts payable or benefits to be provided prior to and otherwise not in connection with a Change of Control; provided, that in no event shall payments or benefits provided pursuant to the Confidentiality, Non-Competition and Termination Benefits Agreement or any other severance agreement or policy entitle Executive to a duplication of payments and benefits pursuant to this Plan and, in the event of an Anticipatory Termination, any amount payable hereunder shall be offset and reduced by the amount of any termination payments or benefits previously provided to Executive under the Confidentiality, Non-Competition and Termination Benefits Agreement or any other severance arrangement with the Company.

(b)           Except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce Executive’s compensation or other benefits or terminate Executive’s employment, with or without Cause.  Any rights that Executive shall have in that regard shall be as set forth in any applicable employment agreement between Executive and the Company.

Section 12.             Spendthrift Provision.  No right or interest of an Eligible Executive under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Eligible Executive.

Section 13.             Notice.  Notice of termination without Cause or for Good Reason shall be given in accordance with this Section, and shall indicate the specific termination provision under the Plan relied upon, the relevant facts and circumstances and the effective date of termination.  For the purpose of this Plan, any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as the Company or the Eligible Executive may have furnished to the other in writing in accordance herewith.

If to the Company:

The Neiman Marcus Group, Inc.

1618 Main Street

Dallas, TX 75201

Attention:  General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

Section 14.             Applicable Law.  This Plan shall be governed and construed in accordance with applicable federal law.

Section 15.             Effectiveness.  This Plan shall be effective as of the date of adoption by the Board and shall remain in effect until terminated pursuant to Section 9 of this Plan.

IN WITNESS WHEREOF, this Plan has been executed this 1st day of April, 2005, to be effective as of April 1, 2005.

THE NEIMAN MARCUS GROUP, IN.C

By:	/s/ Nelson a. Bangs
Nelson A. Bangs
Senior Vice President & General Counsel

TIER III

SCHEDULE A

Barnes

Galvin

Goddard

Hershey

Hussey

Joselove

Kaner

Kazor

Kornajcik

Lind

Paolini

Patrick

Shields

Shirley

Spaniolo

Stangle

Stapleton

Yee

Exhibit A

CONFIDENTIALITY AND NON-COMPETITION RESTRICTIVE COVENANTS

I.              Executive acknowledges and agrees that (a) the Company is engaged in a highly competitive business; (b) the Company has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information (as defined in Section V below); (c) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (d) in the specialty retail business, Executive’s participation in or direction of the Company’s day-to-day operations and strategic planning are and will be an integral part of the Company’s continued success and goodwill; (e) given Executive’s position and responsibilities, Executive necessarily will be creating Confidential Information that belongs to the Company and enhances the Company’s goodwill, and in carrying out Executive’s responsibilities Executive in turn will be relying on the Company’s goodwill and the disclosure by the Company to him of Confidential Information; (f) Executive will have access to Confidential Information that could be used by any competitor of the Company in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill; and (g) Executive necessarily would use or disclose Confidential Information if Executive were to engage in competition with the Company.  The Company acknowledges and agrees that Executive must have and continue to have throughout Executive’s employment the benefits and use of its goodwill and Confidential Information in order to properly carry out Executive’s responsibilities.  The Company accordingly promises upon execution and delivery of the Plan to provide Executive immediate access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information.  The Company and Executive thus acknowledge and agree that upon execution and delivery of the Plan Executive (x) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to the Company, (y) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to the Company, and (z) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.  Accordingly, Executive acknowledges and agrees that at all times during Executive’s employment by the Company and thereafter:

(i)            all Confidential Information shall remain and be the sole and exclusive property of the Company;

(ii)           Executive will protect and safeguard all Confidential Information;

(iii)          Executive will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of the Company to the extent necessary for the proper performance of Executive’s responsibilities unless authorized to do so by the Company or compelled to do so by law or valid legal process;

(iv)          if Executive believes Executive is compelled by law or valid legal process to disclose or divulge any Confidential Information, Executive will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(v)           at the end of Executive’s employment with the Company for any reason or at the request of the Company at any time, Executive will return to the Company all Confidential Information and all copies thereof, in whatever tangible form or medium (including electronic); and

(vi)          absent the promises and representations of Executive in this Section I and in Section II below, the Company would require him immediately to return any tangible Confidential Information in Executive’s possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into the Plan.

II.            In consideration of the Company’s promises to provide Executive with new and additional Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of the Plan, and the other promises and undertakings of the Company in the Plan, Executive agrees that, while Executive is employed by the Company and for a period of 12 months following the end of that employment for any reason, Executive shall not engage in any of the following activities (the “Restricted Activities”):

(a)           Executive will not directly or indirectly disparage the Company or its Affiliates, any products, services, or operations of the Company or its Affiliates, or any of the former, current, or future officers, directors, or employees of the Company or its Affiliates;

(b)           Executive will not, whether on Executive’s own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for the Company or its Affiliates to leave that employment or cease performing those services;

(c)           Executive will not, whether on Executive’s own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of the Company or any of its Affiliates to cease being a customer, supplier, or vendor of the Company or any of its Affiliates or to divert all or any part of such person’s or entity’s business from the Company or any of its Affiliates; and

(d)           Executive will not associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, representative, or consultant, with any Competitor (as defined in Section V below), unless (i) Executive has advised the Company in writing in advance of Executive’s desire to undertake such activities and the specific nature of such activities; (ii) the Company has received written assurances (that will be designed, among other things, to protect the Company’s and its Affiliates’ goodwill, Confidential Information, and other important commercial interests) from the Competitor and Executive that are, in the Company’s sole discretion, adequate to protect its interests; (iii) the Company, in its sole discretion, has approved in writing such association; and (iv) Executive and the Competitor adhere to such assurances.  After the end of Executive’s employment with the Company and any Affiliate, the restriction immediately set forth above in this Section II(d) applies only to conduct of Executive that takes place anywhere in, or is directed at any part of, the Noncompetition Area (as defined in Section V below).  Executive shall not be in violation of this Section II(d) solely as a result of Executive’s investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if Executive and the members of Executive’s immediate family do not, directly or indirectly, hold more than a total of one percent (1%) of all such shares of stock or other securities issued and outstanding.  Executive acknowledges and agrees that engaging in the Restricted Activities described in this subparagraph would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of the Company.

Executive acknowledges and agrees that the restrictions contained in this Section II are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Section II; that the Company’s promises and undertakings set forth in Section II, and Executive’s position and responsibilities with the Company, give rise to the Company’s interest in restricting Executive’s post-employment activities; that such restrictions are designed to enforce Executive’s promises and undertakings set forth in this Section II and Executive’s common-law obligations and duties owed to the Company; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests; that Executive will immediately notify the Company in writing should Executive believe or be advised that the restrictions are not valid or enforceable under Texas law or the law of any other state that Executive contends or is advised is applicable; that the mutual promises and undertakings of the Company and Executive under Section I and Section II are not contingent on the duration of Executive’s employment with the Company; and that absent the promises and representations made by Executive in Section I and Section II, the Company would require him to return any Confidential Information in Executive’s possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into the Plan.

III.           Executive acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Section I or Section II were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Executive agrees that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of the provisions of Section I or Section II by Executive, but shall be in addition to all other remedies available to the Company at law or equity.  Executive acknowledges and agrees that the Company shall be entitled to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which it may be entitled, in the event Executive breaches the provisions of Section I or Section II.  Executive acknowledges and agrees that no breach by the Company of this Plan or failure to enforce or insist on its rights under this Plan shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

IV.           If the provisions of Section I or Section II are ever deemed by a court to exceed the limitations permitted by applicable law, Executive and the Company agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

V.            Definitions:

“Competitor” means (a) each of Saks Incorporated, Nordstrom, Inc., Barneys New York, Inc., any Affiliate of any of them, and any other person or entity that owns, operates or controls any of them or any of their Affiliates, directly or indirectly; (b) the successors to or assigns of the persons or entities identified in (a); and (c) the retail operations of any person or entity, or successor or assign of such person or entity, who, at any time during Executive’s employment with the Company or within 12 months following the end of Executive’s employment with the Company, was a vendor of the Company and had an annual gross revenue of $100 million or more, and the Affiliates of such vendors.  To the extent that any of the corporate names used in (a) of this definition are not the legally correct corporate names of the entities commonly referred to by the corporate names used above absent the corporate form designation, the definition shall be deemed to apply to the entities with the correct corporate names, along with the Affiliates, successors, and assigns of such correctly named entities.

“Confidential Information” shall mean, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plan; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of Section I or Section II above or other unauthorized disclosure by Executive.

“Noncompetition Area” means the following geographic areas:  (a) any foreign country where the Company or its Affiliates engage in business of any kind, including selling, purchasing, or ordering goods, at any time during Executive’s employment with the Company or its Affiliates; and (b) the United States of America.

Exhibit B

Methodology for Change of Control Lump Sum Calculation
And Definition of Actuarial Equivalent

(Capitalized terms used herein without definition have the meanings specified in the
Agreement or Plan to which this Exhibit B is attached)

The methodology for the Change of Control Lump Sum Calculation follows the steps below:

1.     Calculate the participant’s total benefit under the SERP as of the date of the participant’s termination of employment (the “Termination Date”) after adding the participant’s Severance Multiple to the number of years of age and service (the “Age and Service Enhancement”) for purposes of eligibility for participation, eligibility for retirement, for early commencement of actuarial subsidies and for purposes of benefit accrual (the “Enhanced Change of Control Benefit”).  Calculate the early retirement benefit payable at the Termination Date (if eligible) or the age 65 accrued benefit amount (if not eligible for early retirement).  This calculation is without offset for the benefit under the NMG Retirement Plan (Basic Plan) (the “Basic Plan”).

2.     Calculate the Lump Sum of the benefit in step 1, based on the Actuarial Equivalent described below.

3.     Calculate the participant’s total benefit under the SERP as of the Termination Date without taking into account the Age and Service Enhancement (the “Normal SERP Benefit”).  Calculate the early retirement benefit payable at the Termination Date (if eligible) or the age 65 accrued benefit amount (if not eligible for early retirement).  This calculation is also without offset for the Basic Plan benefit.

4.     Calculate the Lump Sum of the benefit in step 3, based on the Actuarial Equivalent described below.

5.     Subtract the Lump Sum in step 4 from the Lump Sum in step 2 to determine the Lump Sum amount of the incremental Change of Control benefit.

Note that these calculations are not offset by the Basic Plan benefit because the SERP provisions provide for a more generous early retirement subsidy than the Basic Plan, and that subsidy is calculated on the full SERP benefit (before the benefit under the Basic Plan is offset from it).  Therefore, in order to capture the full value of the SERP benefit at early retirement (and, by extension, the full value of the incremental Change of Control benefit), the benefits prior to the Basic Plan offset must be used.

There are three different calculation scenarios, depending on the Participant’s age and service as of the Termination Date:

(1) If the participant is eligible for an immediate SERP benefit (without taking into account the Age and Service Enhancement), then the Lump Sum amounts for both the Normal SERP Benefit and the Enhanced Change of Control Benefit are based on the immediately payable early retirement benefits.

(2) If the participant is not eligible for an immediate SERP benefit even with the Age and Service Enhancement, then the Lump Sum amounts for both the Normal SERP Benefit and the Enhanced Change of Control Benefit are based on the Age 65 accrued benefits.

(3) If the participant is eligible for an immediate SERP benefit only because of the Age and Service Enhancement, then the Lump Sum for the Normal SERP Benefit is based on the Age 65 accrued benefit and the Lump Sum for the Enhanced Change of Control Benefit is based on the immediately payable early retirement benefit.

The following example illustrates this third scenario:

Severance Multiple:	2.0 years

Actual Age at Termination Date	54.0 years
Enhanced Age at Termination Date:	56.0 years

Service at Termination Date:	20.0 years
Enhanced Service at Termination Date:	22.0 years

This participant is not eligible for an immediate benefit under the regular SERP provisions.  With the Age and Service Enhancement, he is eligible for an immediate benefit, so the full early retirement subsidy is provided by the Enhanced Change of Control benefit.

Total Enhanced Change of Control Benefit at Termination Date

(a) Total Enhanced Change of Control Benefit at Termination Date Payable at age 65 = $7,000

(b) Total Enhanced Change of Control Early Retirement Benefit Payable at age 54 = $5,320

(Early Retirement Factor of .76 based on enhanced age 56 * (a))

(c) Age 54 Immediate Lump Sum Factor = 15.2476

(d) Lump Sum Value of Total Enhanced Change of Control Benefit at Termination = (b) * (c) * 12 = $973,407

Total Normal SERP Benefit at Termination Date

(e) Total SERP accrued benefit at Termination Date Payable at age 65 = $5,000

(f) Age 54 Deferred to Age 65 Lump Sum Factor = 6.7961

(g) Lump Sum Value of Normal SERP Benefit at Termination Date = (e) * (f) * 12 = $407,766

(h) Incremental Change of Control Benefit = $973,407 - $407,766 = $565,641

The lump sum factors are based on the Actuarial Equivalent definition from the Basic Plan used for determining a lump sum value, i.e., the GATT specified mortality and interest under IRC Section 417(e)(3).  The assumptions are (a) the 1994 Group Annuity Reserve mortality table, (b) the 30-Year Treasury Rate for the month of March in the Plan Year prior to the Plan Year of distribution, and (c) the participant’s actual age at distribution date.

The example shown above assumes that both the Termination Date and distribution date are in the Plan Year Ending July 31, 2005, so the interest rate used is the March 2004 30-Year Treasury Rate of 4.74%.  The March 2005 30-Year Treasury Rate which would be used for distributions made in the Plan Year Ending July 31, 2006 is not yet known.

A participant who is not vested in the SERP upon his actual termination date is automatically vested under the Change of Control contract language (but with no Basic Plan benefit available to him).  In addition, any employee who is not yet a participant in the Basic Plan as of his actual Termination Tate but who would otherwise be eligible for the SERP, is automatically a participant under the SERP (again, with no Basic Plan benefit).